Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc. Corp. Joins Russell 3000® Index

MIDDLEFIELD, OHIO, June 26, 2017 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today announced that it was added to the broad-market Russell 3000® Index as a result of the Russell U.S. Indexes’ annual reconstitution.

“After joining the Russell Microcap® Index last year, I am pleased with our continued growth, strong financial performance, and history of creating value for shareholders. This has allowed the Company to increase its valuation and position the Bank to join the small-cap Russell 2000® Index,” commented Thomas G. Caldwell, Middlefield’s President and Chief Executive Officer. As of the 2017 first quarter, Middlefield has successfully completed the Liberty acquisition, increased assets to over $1.0 billion, and experienced organic loan growth of 20.4%. Inclusion in the small-cap Russell 2000® Index helps enhance Middlefield’s daily liquidity, while furthering increasing the Company’s exposure to the financial community.”

Annual Russell indexes reconstitution captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $8.4 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell U.S. Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website

About Middlefield Banc Corp

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $1,071.5 million at March 31, 2017. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

About FTSE Russell:

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $12.5 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.